Exhibit 5.1

Reed Smith LLP 355 South Grand Avenue Suite 2900 Los Angeles, CA 90071-1514 +1 213 457 8000 Fax +1 213 457 8080 reedsmith.com
August 31, 2009
Smith Micro Software, Inc.
51 Columbia, Suite 200
Aliso Viejo, CA 92656
     Re: Registration Statement on Form S-4
Ladies and Gentlemen:
          We have acted as counsel to Smith Micro Software, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration on Form S-4 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of 1,000,000 shares of common stock, $0.001 par value per share, of the Company (the “Shares”).
          This opinion is being delivered to you in connection with the registration statement on Form S-4 (the “Registration Statement”).
          In connection with the foregoing, we have examined the Registration Statement and the prospectus contained in the Registration Statement (the “Prospectus”). We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and other documents and have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions expressed below.
          As to questions of fact material to our opinions expressed herein, we have, when relevant facts were not independently established, relied upon certificates of, and information received from, the Company and/or representatives of the Company. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company and/or representatives of the Company and do not opine as to the accuracy of such factual matters. We also have relied, without investigation, upon certificates and other documents from, and conversations with, public officials.
          In rendering the following opinions, we have assumed, without investigation, the authenticity of any document or other instrument submitted to us as an original, the

Smith Micro Software, Inc. August 31, 2009 Page 2
conformity to the originals of any document or other instrument submitted to us as a copy, the genuineness of all signatures on such originals or copies, and the legal capacity of natural persons who executed any such document or instrument at the time of execution thereof.
          Members of our firm involved in the preparation of this opinion are licensed to practice law in the State of California and Illinois and we do not purport to be experts on, or to express any opinion herein concerning, the laws of any other jurisdiction other than the laws of the State of California, the Delaware General Corporation Law and the Federal laws of the United States of America.
          Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, and further assuming the (a) effectiveness of the Registration Statement under the Securities Act, (b) availability of a sufficient number of authorized shares of common stock and the consideration therefor being in an amount not less than the par value thereof, (c) taking by the board of directors of the Company or a duly constituted and acting committee of such board or duly authorized officers of the Company (together, the “Board”), of all necessary corporate action to authorize and approve the issuance of the Shares, and (d) due issuance and delivery of the Shares upon payment therefore in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board, we are of the opinion that the Shares will be validly issued, fully paid and non-assessable.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are an “expert” within the meaning of the Act.
Very truly yours,
/s/ Reed Smith LLP